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                                                     EXHIBIT 10.2


                    ENSERCH EXPLORATION, INC.
                    RESTRICTED STOCK AGREEMENT



TO:  MR. F. S. ADDY

     Upon your acceptance and execution of this Agreement ("Agreement") with Enserch Exploration, Inc. (the "Company"), the Board of Directors of the Company hereby awards to you (i) 10,000 shares of the Company's Common Stock, $1.00 par value per share ("Common Stock"), as of the date of this Agreement plus (ii) 2,500 shares of Common Stock following each quarterly period beginning October 1, 1996, in which you serve the Company as its Chairman, provided, however, that the award of 2,500 shares per quarter shall be pro rated for service as Chairman of the Company for less than a full quarter (collectively, the "Awards"). As used in this Agreement, "Company" shall include the surviving company following the merger of Enserch Exploration, Inc. into Lone Star Energy Plant Operations, Inc.

     The shares issued pursuant to the Awards shall be fully paid and nonassessable and shall be represented by certificates registered in your name, stamped with an appropriate legend referring to the restrictions contained in this Agreement.
However, the Company shall retain all certificates until the expiration of the restrictions as set forth below, and you agree to deliver to the Company a stock power, endorsed in blank, relating to the shares covered by the Awards. You shall have all the rights of a stockholder with respect to such shares, including the right to vote the shares and to receive all dividends or other distributions paid or made with respect to the shares, provided that any shares you are entitled to receive by virtue of a subdivision or combination of shares of Common Stock, a dividend payable in Common Stock, a reclassification of Common Stock, or any other changes in capital structure of the Company or its Common Stock, shall be subject to the restrictions hereinafter set forth.

     You agree that any shares issued pursuant to this Agreement are restricted and cannot be sold, exchanged, assigned, transferred, discounted, pledged or otherwise disposed of, nor may such restrictions be removed until the first to occur of (a) September 10, 1999, (b) the date you cease to be a Director of the Company or (c) your death ("Restriction Removal Date"). You agree to serve as Chairman until removed or replaced by the Board of Directors. If, prior to September 10, 1999, you voluntarily resign as Chairman or as a Director for reasons other than health, you will forfeit your right to receive any of the shares issued to you and held by the Company. A certificate representing nonrestricted shares shall be issued and delivered to you or your representative as soon as practicable after the Restriction Removal Date, subject to the payment of taxes as described below.

     You agree that the Company shall have the right to withhold from any transfer under this Agreement all federal, state, city or other taxes, if any, as may be required pursuant to any statute or governmental regulation or ruling ("Withholding Obligation") and to complete any documentation necessary to effect such Withholding Obligation. Payment of any Withholding Obligation shall be made in cash or by the retention of shares by the Company under such terms and provisions as the Compensation Committee may from time to time determine. You agree that the delivery by the Company of any nonrestricted stock certificates is conditioned upon receipt of any payment required hereby. If the Withholding Obligation is to be satisfied by the retention of shares, the Company shall retain a number of shares out of the shares held pursuant to this Agreement having a Fair Market Value equal to the amount to be withheld. "Fair Market Value" shall be the average of the high and low prices of the Common Stock as reported by the New York Stock Exchange Composite Transactions report on the Restriction Removal Date.

     You agree that the terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of, you and your executors or administrators, heirs and personal and legal representatives. If you so choose, you may, by written notice delivered to the Company, designate a beneficiary for any portion of your Awards as to which restrictions shall terminate due to your death. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas.

     You agree that this Agreement sets forth all of the promises, agreements, conditions, understandings, warranties and representations between the parties with respect to the Awards and that there are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, between the parties with respect to the Awards, other than as set forth in this Agreement.

     You agree that this Agreement does not constitute a contract of employment, or any guarantee thereof.

     You represent that you will abide by all applicable federal securities laws in connection with any disposition of the shares of the Common Stock you may receive under this Agreement. If at the Restriction Removal Date, federal securities laws would prohibit the shares to be freely traded in the public market, the Company agrees to file with the Securities and Exchange Commission ("SEC") a registration statement with respect to the shares and give its best efforts to have the registration statement declared effective by the SEC.

     You agree that in the event of invalidity of any part or provision of this Agreement, such invalidity shall not affect the validity of any other part or provision of this Agreement.

Dated and accepted as of the 10th day of September, 1996.

ACCEPTED AND AGREED TO:       ENSERCH EXPLORATION, INC.



By:  /s/ F. S. Addy           By:  /s/ W. C. McCord
     -----------------------       ---------------------------
     F. S. Addy                    W. C. McCord
                                   Chairman of the Compensation
                                   Committee